Exhibit 99.1

April 12, 2005

Company Press Release

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports First Quarter 2005 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported first quarter results for the period ended March 31, 2005. CSI shipped 448,138 net tons of steel products, representing a 21 percent decrease compared to the tonnage sold in the record-breaking first quarter 2004. However, sales revenues of $339.3 million for the first quarter 2005 are more than 40 percent higher than the same period in the prior year, reflecting the sharp elevation in sales prices which took place over the last three quarters of 2004.

Results for the first quarter include net income of $22.1 million compared to $1.8 million in first quarter 2004. EBITDA for the quarter was $48.0 million, compared with 2004’s first quarter results of $15.2 million. Results from first quarter 2004 included a loss of $9.0 million on redemption of the 8.5 percent senior notes.

“This was another solid quarter for CSI,” said Masakazu Kurushima, President and CEO. “Shipment levels are generally consistent with our historical first quarter performance, although there is a particularly strong demand for pipe products.”

Sales volumes were as follows (net tons):

	1Q05	1Q04
Hot Rolled	184,646	255,060
Cold Rolled	40,772	64,135
Galvanized	169,679	201,652
ERW Pipe	53,041	45,783

Total	448,138	566,630

The balance under the Company’s Revolving Credit Agreement was $43.0 million as of March 31, 2005, with availability of $65.1 million and a cash balance of $2.0 million.

Results (in thousands) are as follows:

	Three Months Ended
	3/31/05	3/31/04
Billed net tons	448,138	566,630
Net sales revenue	$339,314	$234,798
Cost of sales	$290,900	$214,392
SG&A	$7,293	$6,338
Operating income	$41,121	$14,071
Interest expense, net	$2,912	$3,303
Income before tax	$38,460	$3,087
Net income	$22,074	$1,819
Depreciation	$6,661	$6,668

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$3,514	$(12,258)
Investing Activities	$(679)	$(1,204)
Financing Activities	$(1,607)	$6,874

EBITDA	$48,033	$15,212 *

*	EBITDA includes non-cash amortized costs of $2,155 on 8.5% senior notes redeemed in 2004.

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Certain prior-year amounts have been reclassified to conform with the current-year presentation.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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